Exhibit 99.1

Hutchinson Technology Reports Record Fiscal Year Net Income Totaling $64.5 Million, $2.21 Per Diluted Share

    HUTCHINSON, Minn.--(BUSINESS WIRE)--Nov. 3, 2003--

         Fourth Quarter Net Income Totals $15.4 Million, $0.51
                           Per Diluted Share

    Hutchinson Technology Incorporated (Nasdaq:HTCH) today reported net income of $15,352,000, or $0.51 per diluted share, on net sales of $120,998,000 for its fiscal fourth quarter ended September 28, 2003. The company's reported net income for the period includes an increase to operating income of approximately $2.0 million, or $0.05 per diluted share, resulting from the collection of certain customer accounts that were previously deemed uncollectible.
    In the comparable fiscal 2002 period, the company reported net income of $6,054,000, or $0.24 per diluted share, on net sales of $109,122,000. The company's fiscal 2002 fourth quarter results included a pre-tax charge of approximately $1.3 million, or $0.04 per diluted share, related to the prepayment of approximately $26.6 million in Senior Notes.
    For the fiscal year ended September 28, 2003, Hutchinson Technology reported record net income of $64,502,000, or $2.21 per diluted share, on net sales of $498,946,000. The company's reported net income for the fiscal year includes a pre-tax debt extinguishment charge of approximately $3.3 million, or $0.08 per diluted share, and the increase to operating income of approximately $2.0 million, or $0.05 per diluted share, resulting from the collection of certain customer accounts, as noted above.
    The debt extinguishment charge noted above resulted from the early redemption of the company's 6% Convertible Subordinated Notes in February 2003. The redemption of the 6% Convertible Subordinated Notes, combined with the company's February 2003 placement of $150 million of 2.25% Convertible Subordinated Notes, has reduced the company's interest expense by approximately $1.1 million per quarter beginning with the fiscal 2003 third quarter.
    In fiscal 2002, Hutchinson Technology reported net income of $15,002,000, or $0.59 per diluted share, on net sales of $390,694,000.
The company's reported net income for fiscal 2002 included an increase to operating income of approximately $2.6 million, or $0.08 per diluted share, resulting from a legal settlement and insurance proceeds related to litigation defense costs and the charge of $1.3 million, or $0.04 per diluted share, related to the prepayment of Senior Notes noted above.
    Wayne M. Fortun, Hutchinson Technology's president and chief executive officer, attributed the company's record fiscal 2003 net income to increased demand for suspension assemblies, high utilization of the company's manufacturing capacity, further improvements in manufacturing productivity and continued cost control. "In our fourth quarter, as throughout this fiscal year, our market position enabled us to benefit from the industry-wide increase in demand for suspension assemblies," said Fortun. "We continue to strengthen our relationships with our major customers, who increasingly turn to us to lead development of suspension assemblies for their new disk drive programs and to be their preferred volume supplier on these programs."
    In the fiscal 2003 fourth quarter, Hutchinson Technology shipped approximately 130 million suspension assemblies, up 17% compared with the fiscal 2002 fourth quarter and about equal with quarterly shipment volumes in the fiscal year's preceding two quarters. Overall average selling prices for suspension assemblies in the fiscal 2003 fourth quarter were $0.84, compared with $0.87 in the fiscal 2003 third quarter. The decline was primarily the result of a change in the mix of products sold. Sales of components to other suspension assembly manufacturers, enabled by Hutchinson's licensing agreements with competitors, accounted for approximately 9% of fiscal 2003 fourth quarter net sales, compared with 4% in the fiscal 2003 third quarter and 6% in the fiscal 2002 fourth quarter.
    For the full 2003 fiscal year, the company shipped approximately 526 million suspension assemblies, up 32% compared with fiscal 2002 and the highest annual shipment level since fiscal 1999. TSA suspensions accounted for approximately 86% of fiscal 2003 shipments. The company attributed the year-over-year unit growth for both the fourth fiscal quarter and the 2003 fiscal year primarily to three factors: overall growth in disk drives shipped, increased consumption of suspension assemblies resulting from lower yields some customers are experiencing because of the continuing challenges posed by the use of higher density recording heads, and a modest increase in the company's market share.
    The company's gross margin in the fiscal 2003 fourth quarter was 30% compared with 32% in the fiscal 2003 third quarter and 25% in the fiscal 2002 fourth quarter. Gross margin for the full year was 31% compared with 23% in fiscal 2002. "Our gross margins in fiscal 2003 benefited from the higher demand for suspension assemblies, increased utilization of our manufacturing capacity, improved productivity and continued cost controls," said Fortun.
    The company generated approximately $24.5 million in cash from operations during the fiscal 2003 fourth quarter and $131.6 million for the fiscal year. At fiscal year end, the company's cash, cash equivalents and securities available for sale totaled $292.4 million, up from $209.1 million at the end of fiscal 2002.
    For its fiscal 2004 first quarter, the company currently expects suspension assembly shipments to range from 150 to 160 million units. Overall average selling prices are expected to range from $0.80 to $0.85 resulting in fiscal 2004 first quarter net sales of $125 to $135 million. The company is expecting first quarter gross margins of 28 to 32 percent resulting in net income per diluted share of $0.55 to $0.65.
    The growth in unit volume the company is currently expecting in fiscal 2004 reflects the low double-digit increase in overall disk drive demand currently forecasted by industry observers coupled with the slower rate of improvement in areal density and the company's industry-leading market share. "The number of suspension assemblies consumed per disk drive shipped has begun to stabilize after a long period of decline," said Fortun. "As a result, industry-wide demand for suspension assemblies may now begin growing at a pace about equal to overall demand for disk drives."
    Fortun said the company currently expects its fiscal 2004 research and development spending to be approximately $23 million compared with approximately $15 million in fiscal 2003 while capital expenditures are expected to grow to approximately $90 million, up from $52 million in fiscal 2003. "We want our customers to view us as their first choice to develop new suspension assemblies for their future disk drive programs and as the preferred volume supplier of those parts," said Fortun. "We therefore must continue to invest in the capacity, product features, process capabilities and infrastructure required to meet our customers' needs."
    Hutchinson Technology is the leading worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology's BioMeasurement Division provides health professionals with simple, accurate methods to measure the oxygen in tissue.
    This announcement contains forward-looking statements regarding demand for and shipments of the company's products, the company's capital expenditures, research and development expenditures, customer relationships, selling prices, results of operations and operating performance. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, the company's ability to produce suspension assemblies with features at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in expected data density and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.
    The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Standard Time (CST) on November 3. Individual investors and news media may participate in the conference call via the live webcast. The webcast will be available through the Investor Relations page on Hutchinson Technology's web site at www.htch.com. Webcast participants will need to complete a brief registration form and should allot extra time before the webcast begins to register and, if necessary, download and install audio software. A replay of the call will be available beginning at approximately 6:00 p.m. CST on November 3 until 6:00 p.m. CST on November 7. To access the replay, dial 800-633-8284 or 402-977-9140 (international) and enter 21160076# at the reservation number prompt.




                  Hutchinson Technology Incorporated
                          (Nasdaq/NMS: HTCH)


                                              Fourth Quarter Ended

                                        Sept. 28, 2003  Sept. 29, 2002
                                        --------------  --------------
Net sales                               $  120,998,000  $  109,122,000
Gross profit                            $   35,699,000  $   27,273,000
Income (loss) from operations           $   17,692,000  $    9,570,000
Net income (loss)                       $   15,352,000  $    6,054,000
Net income (loss) per common and
 diluted shares                         $         0.51  $         0.24
Weighted average common and common
 equivalent shares outstanding:
Common shares                               25,899,000      25,352,000
Common shares -- assuming dilution          31,724,000      25,466,000

                                               Fiscal Year Ended

                                        Sept. 28, 2003  Sept. 29, 2002
                                        --------------  --------------
Net sales                               $  498,946,000  $  390,694,000
Gross profit                            $  154,658,000  $   90,417,000
Income (loss) from operations           $   81,483,000  $   24,425,000
Net income (loss)                       $   64,502,000  $   15,002,000
Net income (loss) per common and
 diluted shares                         $         2.21  $         0.59
Weighted average common and common
 equivalent shares outstanding:
Common shares                               25,618,000      25,302,000
Common shares -- assuming dilution          31,410,000      25,534,000

                                          At Sept. 28,    At Sept. 29,
                                              2003            2002
                                        --------------  --------------
Total assets                            $  638,956,000  $  562,101,000
Cash and cash equivalents               $   67,505,000  $   57,852,000
Securities available for sale           $  224,860,000  $  151,257,000
Total shareholders' investment          $  431,375,000  $  356,961,000



                     (Financial statements follow)


                 CONSOLIDATED STATEMENTS OF OPERATIONS
          Hutchinson Technology Incorporated and Subsidiaries

                                         Fiscal Years Ended
                                 -----------------------------------
                                 Sept. 28,    Sept. 29,    Sept. 30,
                                    2003         2002         2001
                                 ---------    ---------    ---------
                                (In thousands, except per share data)

Net sales                        $498,946     $390,694     $401,236
Cost of sales                     344,288      300,277      364,512
                                 ---------    ---------    ---------
  Gross profit                    154,658       90,417       36,724
Research and development
 expenses                          14,945       17,663       23,241
Selling, general and
 administrative expenses           58,230       50,961       50,239
Asset impairment and
 restructuring charges (Note 2)       -            -         27,875
Litigation settlement (Note 9)        -         (2,632)         -
                                 ---------    ---------    ---------
  Income (loss) from operations    81,483       24,425      (64,631)
Other income, net                   8,127        8,271       14,513
Loss on debt extinguishment
 (Note 3)                          (3,265)      (1,267)         -
Interest expense                   (6,713)     (13,780)     (16,090)
                                 ---------    ---------    ---------
  Income (loss) before income
   taxes                           79,632       17,649      (66,208)
Provision (benefit) for income
 taxes                             15,130        2,647       (9,931)
                                 ---------    ---------    ---------
  Net income (loss)              $ 64,502     $ 15,002     $(56,277)
                                 =========    =========    =========
Basic earnings (loss) per share  $   2.52     $   0.59     $  (2.25)
                                 =========    =========    =========
Diluted earnings (loss) per
 share                           $   2.21     $   0.59     $  (2.25)
                                 =========    =========    =========
Weighted average common shares
 outstanding                       25,618       25,302       24,959
                                 =========    =========    =========
Weighted average common and
 diluted shares outstanding        31,410       25,534       24,959
                                 =========    =========    =========


The accompanying notes are an integral part of these consolidated financial statements.



                      CONSOLIDATED BALANCE SHEETS
          Hutchinson Technology Incorporated and Subsidiaries

                                          September 28,  September 29,
                                              2003           2002
                                          -------------  -------------
                                                 (in thousands)
                                ASSETS

Current assets:
 Cash and cash equivalents                $   67,505     $   57,852
 Securities available for sale               224,860        151,257
 Trade receivables, net                       59,822         51,363
 Other receivables                             6,036          4,590
 Inventories                                  31,290         27,110
 Prepaid taxes and other (Note 10)            11,156         12,376
                                          -------------  -------------
    Total current assets                     400,669        304,548

Property, plant and equipment, at cost:
 Land, buildings and improvements            139,375        138,625
 Equipment                                   497,136        473,083
 Equipment under capital leases                    0          9,585
 Construction in progress                     30,134         16,114
 Less: Accumulated depreciation             (490,086)      (455,913)
                                          -------------  -------------
    Net property, plant and equipment        176,559        181,494

Deferred tax assets                           37,840         46,883
Other assets (Note 10)                        23,888         29,176
                                          -------------  -------------
                                          $  638,956     $  562,101
                                          =============  =============

               LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current liabilities:
 Current maturities of long-term debt     $      -       $      253
 Current portion of capital lease
  obligation                                     -            7,250
 Accounts payable                             21,462         17,793
 Accrued expenses                             13,299         12,942
 Accrued compensation                         22,202         21,580
                                          -------------  -------------
    Total current liabilities                 56,963         59,818

Capital lease obligation, less current
 portion                                         -              -
Long-term debt, less current maturities          -              371
Convertible subordinated notes               150,000        143,500
Other long-term liabilities                      618          1,451

Commitments and contingencies
 (Notes 3, 6 and 7)

Shareholders' investment:
 Common stock $.01 par value, 100,000,000
  and 45,000,000 shares authorized,
  25,917,000 and 25,355,000 issued and
  outstanding                                    259            254
 Additional paid-in capital                  379,663        369,641
 Accumulated other comprehensive income          525            640
 Accumulated deficit                          50,928        (13,574)
                                          -------------  -------------
    Total shareholders' investment           431,375        356,961
                                          -------------  -------------
                                          $  638,956     $  562,101
                                          =============  =============


The accompanying notes are an integral part of these consolidated financial statements.



Total debt and total capital leases          150,000
 divided by                               divided by =         25.8%
Total capitalization                         581,375


Total debt and total capital leases          150,000        151,374
 divided by                               divided by     divided by
Total equity                                 431,375        356,961
                                                   =              =
                                                  35%            42%



                 CONSOLIDATED STATEMENTS OF CASH FLOWS
          Hutchinson Technology Incorporated and Subsidiaries

                                              Fiscal Years Ended
                                       -------------------------------
                                       Sept. 28,  Sept. 29,  Sept. 30,
                                         2003       2002       2001
                                       ---------  ---------  ---------
                                               (In thousands)
OPERATING ACTIVITIES:
 Net income (loss)                     $ 64,502   $ 15,002   $(56,277)
 Adjustments to reconcile net income
  (loss) to cash provided by operating
  activities:
   Depreciation and amortization         59,938     63,008     86,480
   Asset impairment                         -          -       20,830
   Deferred taxes                        10,592      5,384     (9,931)
   Changes in operating assets and
    liabilities (Note 8)                 (3,414)   (35,303)    20,361
                                       ---------  ---------  ---------
 Cash provided by operating activities  131,618     48,091     61,463
                                       ---------  ---------  ---------

INVESTING ACTIVITIES:
 Capital expenditures                   (52,023)   (31,916)   (32,047)
 Purchases of marketable securities    (227,347)  (257,513)  (213,481)
 Sales of marketable securities         153,274    238,350    192,982
                                       ---------  ---------  ---------
 Cash used for investing activities    (126,096)   (51,079)   (52,546)
                                       ---------  ---------  ---------

FINANCING ACTIVITIES:
 Repayments of long-term debt          (144,124)   (49,360)   (22,132)
 Net proceeds from issuance of
  convertible subordinated notes        145,478
 Repayments of capital lease             (7,250)    (6,166)    (4,840)
 Net proceeds from issuance of common
  stock                                  10,027      3,053      2,054
                                       ---------  ---------  ---------
 Cash used for financing activities       4,131    (52,473)   (24,918)
                                       ---------  ---------  ---------

Net increase (decrease) in cash and
 cash equivalents                         9,653    (55,461)   (16,001)
Cash and cash equivalents at beginning
 of year                                 57,852    113,313    129,314
                                       ---------  ---------  ---------

Cash and cash equivalents at end of
 year                                  $ 67,505   $ 57,852   $113,313
                                       =========  =========  =========


The accompanying notes are an integral part of these consolidated financial statements.


          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT
          Hutchinson Technology Incorporated and Subsidiaries

                                                          Additional
                                     Common Stock           Paid-In
                                  Shares       Amount       Capital
                               ------------  ----------- -------------
                                           (In thousands)
Balance, September 24, 2000         24,830          248       364,540
  Exercise of stock options            255            3         1,021
  Issuance of common stock              86            1         1,029
  Components of comprehensive
   loss:
    Net loss                             -            -             -
  Total comprehensive loss
                               ------------  ----------- -------------
Balance, September 30, 2001         25,171          252       366,590
  Exercise of stock options            106            1         1,825
  Issuance of common stock              78            1         1,226
  Components of comprehensive
   income:
    Unrealized gain on
     securities available for
     sale, net of income taxes
     of $113                             -            -             -
    Net income                           -            -             -
  Total comprehensive income
                               ------------  ----------- -------------
Balance, September 29, 2002         25,355         $254      $369,641
                               ============  =========== =============
  Exercise of stock options            462            5         8,262
  Issuance of common stock             100            1         1,759
  Components of comprehensive
   income:
    Unrealized gain (loss) on
     securities available for
     sale, net of income taxes
     of $42                              -            -             -
    Net income                           -            -             -
  Total comprehensive income
                               ------------  ----------- -------------
Balance, September 28, 2003         25,917         $259      $379,663
                               ============  =========== =============


                               Accumulated
                                  Other      Accumulated     Total
                               Comprehensive  Earnings   Shareholders'
                                  Income      (Deficit)   Investment
                               ------------  ----------- -------------
                                           (In thousands)
Balance, September 24, 2000              -       27,701       392,489
  Exercise of stock options              -            -         1,024
  Issuance of common stock               -            -         1,030
  Components of comprehensive
   loss:
    Net loss                             -      (56,277)
  Total comprehensive loss                                    (56,277)
                               ------------  ----------- -------------
Balance, September 30, 2001              -      (28,576)      338,266
  Exercise of stock options              -            -         1,826
  Issuance of common stock               -            -         1,227
  Components of comprehensive
   income:
    Unrealized gain on
     securities available for
     sale, net of income taxes
     of $113                           640            -
    Net income                           -       15,002
  Total comprehensive income                                   15,642
                               ------------  ----------- -------------
Balance, September 29, 2002           $640     $(13,574)     $356,961
                               ============  =========== =============
  Exercise of stock options              -            -         8,267
  Issuance of common stock               -            -         1,760
  Components of comprehensive
   income:
    Unrealized gain (loss) on
     securities available for
     sale, net of income taxes
     of $42                           (115)           -
    Net income                           -       64,502
  Total comprehensive income                                   64,387
                               ------------  ----------- -------------
Balance, September 28, 2003           $525      $50,928      $431,375
                               ============  =========== =============


The accompanying notes are an integral part of these consolidated financial statements.

    CONTACT: Hutchinson Technology, Hutchinson
             Media Contact:
             Connie Pautz, 320-587-1823
             or
             Investor Contact:
             Darlene Polzin, 320-587-1605